Exhibit 10.1

ACCO BRANDS CORPORATION EXECUTIVE SEVERANCE PLAN
(Amended and Restated Effective January 1, 2019)
This Plan is intended to provide severance benefits to certain executive employees of ACCO Brands Corporation, its subsidiaries and/or affiliates (collectively the “Company”), and is intended to comply with the requirements of Section 409A of the Internal Revenue Code. The Plan was originally established effective January 1, 2007, and is hereby amended and restated in its entirety effective January 1, 2019 (the “Restatement Effective Date”). Severance benefits for Executive Officers terminated prior to the Restatement Effective Date will be determined by the terms of the Plan as in effect at the time their termination was announced; provided that any changes made by this restatement to the provisions under “Amount of Severance Pay - Change in Control” (as in effect prior to this restatement) shall not apply to any person who is an Executive Officer on the Restatement Effective Date until twenty four (24) months after notice of this Restatement is provided to such Executive Officer. Except as provided herein, this Plan supersedes any other severance plan maintained by the Company for Executive Officers of the Company.
SEVERANCE PLAN BENEFITS:
Coverage
Any Executive Officer of the Company who is terminated by the Company without “Cause” or who, within twenty-four months following a Change in Control of the Company, terminates his or her employment for “Good Reason” is covered by this Plan. For the purposes of this Plan, the phrase “Executive Officer” shall mean (i) an employee who has been identified as such by the Board of Directors of the Company pursuant to Rule 16a-1 under the Securities Exchange Act of 1934 and any subsequent amendment thereto and who continues to be an “Executive Officer” at the time of his or her separation from service with the Company and all of its affiliates and/or (ii) any other key employee of the Company designated to be a participant under this Plan by the Company’s CEO and as approved by the Plan Administrator in its sole discretion. The Plan Administrator shall also have the authority in its sole discretion to remove a person described in clause (ii) from the status of Executive Officer.
Eligibility
Any Executive Officer of the Company is eligible for the severance pay set forth in this Plan in the event of his or her involuntary separation from service by the Company without “Cause” at any time, or if he or she terminates his or her employment for “Good Reason” within twenty-four months following a Change in Control of the Company,.
The term “Cause” is defined as follows: termination of an Executive Officer’s employment by the Company due to Executive Officer’s commission of any of the following acts, in each case as determined by the Board in its good faith discretion:
(i)    willful and continued failure to substantially perform Executive Officer’s duties with the Company, including lawful and reasonable directions from the Board, or, for Executive Officers other than the CEO, the CEO (other than any such failure resulting from the Executive Officer’s disability), after a written demand for substantial performance is delivered to Executive Officer by the Company that specifically identifies the manner in which the Company believes that Executive Officer has willfully and continuously failed to substantially perform Executive Officer’s duties, and after Executive Officer has failed to resume substantial performance of Executive Officer’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(ii)    conviction of, or plea of guilty or nolo contendere to, (A) a felony that, in the Board’s sole discretion, substantially impairs Executive Officer’s ability to perform Executive Officer’s duties or responsibilities or (B) any other crime involving the personal enrichment of Executive Officer at the expense of the Company;
(iii)    willful engagement in conduct that is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise;
(iv)    willful and material breach of the Executive Officer’s obligations, duties and responsibilities to the Company; provided, however, that Executive Officer’s willful and material breach of Executive Officer’s obligations to (A) perform Executive Officer’s duties and responsibilities to the best of Executive Officer’s ability, (B) devote Executive Officer’s entire attention and time during reasonable business hours to the business and affairs of the Company and (C) discharge the responsibilities assigned to Executive Officer in his or her position shall not constitute “Cause” unless Executive Officer has first been provided with written notice detailing such breach and a thirty (30) day period to cure such breach;
(v)    willful and material breach of the Company’s Code of Conduct that is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise; or
(vi)    willful and material breach of Executive Officer’s fiduciary duties to the Company.
For purposes of determining “Cause,” no act or omission by an Executive Officer shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive Officer’s action or omission was in the best interests of the Company. Any act or failure to act based upon (A) authority given pursuant to a resolution duly adopted by the Board, (B) in accordance with established Company policies or upon the direction of the CEO (for Executive Officers other than the CEO), or (C) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by Executive Officer in good faith and in the best interests of the Company.
An Executive Officer shall not be entitled to any benefits under this Plan if his or her employment is terminated by reason of his or her death, termination by the Company due to his or her “disability”, or resignation other than for Good Reason in connection with a Change in Control. For purposes of this Plan, “disability” shall mean Executive Officer’s inability to substantially perform Executive Officer’s essential duties and responsibilities, with or without reasonable accommodation, for a period of (i) six (6) consecutive months or (ii) one hundred-eighty (180) days in any twelve (12)-month period, as determined by a licensed physician mutually selected by the Company and Executive Officer. If the parties cannot so agree on a licensed physician, each party shall select a licensed physician and the two licensed physicians shall select a third licensed physician who shall make such determination for this purpose.

Amount of Severance Pay - General
The amount of severance pay provided for terminations in the ordinary course (i.e., not in connection with a Change in Control) will be calculated based on the following schedule:

Tier	Amount of Severance
Tier I	24 months of base salary plus two years of bonus
Tier II	21 months of base salary plus one year of bonus
Tier III	18 months of base salary plus one year of bonus
For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment and “bonus” shall be based on target bonus for the year of the employee’s termination. The determination of each Executive Officer’s Tier shall be made by the Plan Administrator in its sole discretion, and each Executive Officer shall be considered to be in Tier III unless he or she has received written notice that he or she is assigned to a different Tier. The Plan Administrator may change the Tier of any Executive Officer at any time prior to his or her date of termination in its sole discretion upon written notice to the Executive Officer.
Payment of Severance Pay - General
Severance shall be paid in accordance with the Company’s regular payroll schedule and, except as provided below, shall commence on the first payroll date following the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable. The amount of each severance payment shall be determined by adding the amount of base salary and bonus payable to the Participant as severance and then dividing that sum by the number of payroll dates during the applicable 18, 21 or 24 month severance period. For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each severance payment shall be considered a separate payment. The Plan Administrator, in its sole discretion, may elect to pay the portion of the severance that does not constitute Section 409A payments (as defined below) in fewer installments over a shorter period of time, including payment in a lump sum.
Six-Month Delay
For purposes of this Plan, the term “Section 409A payments” means all payments of benefits other than (i) payments that will in all events be paid, and in fact are paid, not later than March 15 of the year following the year in which the Executive Officer’s right to payment is no longer subject to a substantial risk of forfeiture as defined in Code Section 409A, (ii) payments in addition to those described in (i) that are payable only on account of, and are in fact paid on account of, an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)), but only to the extent such payments do not exceed two times the lesser of the Executive Officer’s base salary for the year prior to the year of his or her termination or the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the date of termination occurs, (iii) reimbursement of COBRA premiums and outplacement benefits to the extent taxable, and (iv) any other amount that the Plan Administrator determines are not deferred compensation subject to Code Section 409A.
Anything else contained herein to the contrary notwithstanding, no Section 409A payments shall be paid to any Executive Officer until the first payroll date after the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive Officer’s death, and any Section 409A payments that would otherwise have been paid prior to such date shall be paid on such date, in a lump sum, without interest.
Outplacement
If an Executive Officer is receiving any severance benefits under this Plan, he or she shall also be entitled to receive outplacement assistance in an amount appropriate to his or her position, as determined by the Plan Administrator in its sole discretion, using a provider chosen by the Plan Administrator. Only those outplacement services incurred before the end of the second calendar year after the year during which the separation from service occurred shall be reimbursed under this Plan, and such reimbursement shall be paid not later than the end of the third calendar year after the year in which the separation from service occurred.
Benefit Coverage
Medical, dental and vision coverage will continue at active employee rates for so long as the Executive Officer is receiving severance benefits (or over the period for which severance is calculated). Thereafter, the continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will start, and the Executive may continue such coverage at standard COBRA rates. All other employee benefit plans terminate on the Executive Officer’s date of termination.
If during the Severance Period a former Executive Officer accepts employment with a new employer, any medical and dental benefits provided under the Company’s plans at the employee contribution rates pursuant to the preceding paragraph will be discontinued when the former employee is eligible for coverage under the new employer’s plans. Coverage may be continued at standard COBRA rates only in accordance with the COBRA provisions of the Company’s medical, dental and vision plans. A former Executive Officer must notify the Human Resources Department in writing when he or she obtains coverage under a new employer’s plans.
Other Company Payments
Notwithstanding any provision of this Plan to the contrary, the severance benefits under this Plan shall be reduced, but not below zero, by the severance benefits then payable to an Executive Officer under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary or affiliate of the Company in effect or in force at the time of the Executive Officer’s termination of employment; provided, however, that such offset shall not operate to accelerate or defer the payment of any deferred compensation subject to Code Section 409A.
Termination IN CONNECTION WITH A Change in Control
Definitions
If an Executive Officer’s employment is terminated by the Company without “Cause” (as defined above) within six months prior to or twenty-four months following a Change in Control of the Company, or if an Executive Officer terminates his or her employment for “Good Reason” (as defined below) within twenty-four months following a Change in Control, the General schedule regarding severance pay (above) will not apply and severance pay will be determined under this Change in Control Section. The foregoing provisions entitled “Six Month Delay”, “Outplacement”, “Benefit Coverage”, and “Other Company Payments” shall also apply to such an Executive Officer. For avoidance of doubt, a termination shall be considered to be “in connection with” a Change in Control if, and only if, an Executive Officer is terminated without Cause during the period beginning six months prior to and ending twenty-four months following the

Change in Control, or resigns for Good Reason during the period beginning on the date of a Change in Control and ending twenty-four months following the Change in Control.
“Change in Control” shall have the meaning ascribed to such term as of the date of an Executive Officer’s termination in the Amended and Restated ACCO Brands Corporation Incentive Plan, as amended from time to time, or any successor plan thereto.
“Good Reason” shall mean the occurrence of any of the following without an Executive Officer’s prior written consent:
(i)    (A)(I) any material reduction in the duties, responsibilities and/or authority assigned to the Executive Officer, (II) the assignment to the Executive Officer of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Executive Officer prior to the Change in Control, or (III) a material change in the Executive Officer’s reporting responsibilities, titles, offices or other positions; or (B) any removal of the Executive Officer from, or any failure to re-elect the Executive Officer to, any of such positions, except in connection with the termination of Executive Officer’s employment as a result of the Executive Officer’s death or disability, by Company for Cause or by the Executive Officer other than for Good Reason; provided, however, that with respect to the Chairman and Chief Executive Officer, Good Reason shall not exist because the Board of Directors divides the roles of Chairman and Chief Executive Officer between two individuals;
(ii)    (A) any material reduction in the Executive Officer’s cash compensation (base salary plus target bonus opportunity), (B) a substantial reduction in the benefits provided to the Executive Officer (provided that a reduction in the Executive Officer’s ability to defer compensation shall not in itself be considered a reduction in benefits) and/or (C) any failure to timely pay any part of the Executive Officer’s compensation when due (including base salary and bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all Company employees shall alone not be considered “Good Reason”;
(iii)    the failure of the Company to continue in effect, or the failure to continue the Executive Officer’s participation on substantially the same basis in, any of the Company’s short-term or long-term incentive compensation plans or equivalent plans of the Company following a Change in Control;
(iv)    the failure of the Company to obtain a satisfactory agreement from any successor to Company to assume and agree to perform the Company’s obligations under this Plan;
(v)    a material breach of any employment or other material written agreement between the Company and the Executive Officer by the Company; or
(vi)    the Company’s requiring the Executive Officer to be based at a location that would require the Executive Officer to relocate his or her personal residence in order to perform his or her duties, or that would increase the distance from his or her personal residence to the new location by in excess of fifty (50) miles.
Notwithstanding the foregoing, an Executive Officer shall not be considered to have resigned for Good Reason unless he or she provides written notice to the Company of the circumstances constituting Good Reason in reasonable detail, not more than ninety (90) days after the occurrence of such circumstances, the Company fails to cure such circumstances within thirty (30) days after receipt of such notice, and the Executive Officer resigns within seven (7) days after the end of the cure period; provided that if any of the foregoing time periods ends on a Saturday, Sunday, or holiday on which the Company’s offices are closed, the time period shall be extended to the next business day. If an Executive Officer provides notice of circumstances constituting Good Reason within twenty-four months following a Change in Control, and subsequently resigns within seven (7) days after the end of the cure period, he or she will be considered to have been terminated for Good Reason within twenty-four months following the Change in Control. For purposes of sections (i)(A)(1) through (III) above, the duties, responsibilities and/or authority assigned to Executive Officer shall be deemed to be the greatest of those in effect during the four (4) month period prior to or during the two (2) years after the Change in Control. Unless Executive Officer becomes disabled, Executive Officer’s right to terminate Executive Officer’s employment for Good Reason shall not be affected by Executive Officer’s incapacity due to physical or mental illness. Executive Officer’s continued employment shall not constitute consent to, or a waiver or rights with respect to, any circumstance constituting Good Reason.
Amount of Severance Pay in Connection With a Change in Control
The amount of severance pay provided for terminations within six months prior to or twenty-four months following a Change in Control will be calculated based on the following schedule:

Tier	Amount of Severance
Tier I	2.99 times base salary plus 2.99 times bonus
Tier II	2.25 times base salary plus 2.25 times bonus
Tier III	2 times base salary plus 2 times bonus
For purposes of the above schedule, “base salary” shall be determined as of the date of the Executive Officer’s termination of employment and “bonus” shall be equal to the Executive Officer’s target bonus for the year of the Executive Officer’s termination. If an Executive Officer is terminated without Cause prior to a Change in Control, but a Change in Control occurs within six months following such termination, any amount payable under this Section shall be reduced by any amounts paid under “Amount of Severance Pay - General.”
Payment of Severance In Connection With a Change in Control
An Executive Officer will receive payment of severance in connection with a Change in Control that is also a change in the ownership or effective control of the Company (as defined in Treasury Regulation §1.409A-3(i)(5)) in a single lump sum payment as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable. If the Change in Control is not also a change in the ownership or effective control of the Company (as so defined), then an amount equal to the sum of (i) the excess of the amount payable as a result of a termination resulting from the Change in Control over the amount the Executive Officer would have received under Amount of Severance Pay - General, plus (ii) any payments the Executive Officer would have received under Amount of Severance Pay - General that are not Section 409A payments will be paid in a lump sum as provided above, and the balance shall be paid as described under Payment of Severance Pay - General.
Pro Rata Bonus
If an Executive Officer is entitled to receive Change in Control severance, he or she shall also be entitled to a pro rata bonus for the year of his or her termination with the amount of the full year bonus determined as above (Amount of Severance In Connection With a Change in Control) and multiplied by a fraction, the numerator of which is the number of days elapsed during the year of the Executive Officer’s termination (to and including the date of termination), and the denominator of which is 365 (or 366, as applicable), and paid as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable.
Retirement Benefits
If an Executive Officer is entitled to receive Change in Control severance, and is an active participant in any of the Company’s defined contribution retirement plans (including nonqualified plans) as of the date of his or her termination, the Company shall pay the Executive an additional amount equal to the amount of Company contributions that would have been contributed to the plan over the period that Change in Control severance is calculated. The amount of matching contributions shall be equal to the maximum matching percentage under the plan as of the date of termination, and the amount of the Company discretionary contributions shall be based on the greatest such contribution (as a percentage of pay) for the three (3) plan years immediately preceding the Change in Control. Such amount shall be paid in a lump sum as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable.
Excise Tax Reduction
If the Executive Officer would otherwise become subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), the Company and Executive Officer agree that:
(i)    The aggregate of all “parachute payments” (as such term is used under Code Section 280G), whether payable under this Plan or otherwise, shall be reduced to the largest amount that Executive Officer can receive without being subject to the Parachute Excise Tax; provided, however, that such reduction shall be made if, and only if, the amount of all parachute payments after such reduction, net of all federal, state and local income and employment taxes applicable thereto, is at least equal to the amount of parachute payments the Executive Officer would be entitled to prior to such reduction, net of all federal, state and local income and employment taxes applicable thereto and the Parachute Excise Tax. If such reduction is required, the parachute payments shall be reduced in the following order: first, by reducing all cash payments under this Plan or otherwise, in the reverse order of payment; second, by reducing any performance-based equity awards, the vesting of which is accelerated; third, by reducing any time-based equity awards, the vesting of which is accelerated; and fourth, by reducing any non-cash benefits.
(ii)    The computation of the amount of the required reduction, if any, shall be done by a nationally recognized and reputable independent accounting or valuation firm selected and paid for by the Company.
If an Executive Officer is subject to any tax imposed by any state, local or foreign jurisdiction that has an effect similar to the Parachute Excise Tax, the payments to such Executive Officer may be adjusted in a manner similar to that provided above.
OTHER PROVISIONS
Release of Claims
In no event will an Executive Officer be eligible for any severance payments or benefits under this Plan (other than payments for unused and accrued vacation and other payments required by applicable law) until the Executive Officer signs a separation letter along with a release and waiver of claims, including a covenant not to sue, in the form proposed by the Company; provided that such release and waiver of claims must be presented by the Company to the Executive Officer within fourteen (14) days after the Executive Officer’s separation from service and must be executed and become irrevocable no later than the earlier to occur of the date set forth in such release and waiver of claims or ninety (90) days after such separation from service.
Anything in this Plan to the contrary notwithstanding, to the extent that the above release and waiver of claims is a condition to any payment that constitutes a Section 409A payment and the above 90-day period (or shorter period set forth in such release and waiver of claims) begins in one taxable year and ends in a subsequent taxable year of the Executive Officer, and payment is not otherwise subject to the above Six Month Delay section, such payment (or payments) shall be made on the later of January 15 of such subsequent taxable year or seven (7) days after the release and waiver of claims becomes irrevocable and shall include all payments that otherwise would have been made before such payment date.
Treatment of Severance Pay Under Other Plans
Severance payments will not be considered eligible earnings under the Company’s pension, retirement, 401(k), deferred compensation or other similar plans, and the period of severance will not count towards credited service and vesting severance under any of such plans.
Legal Fees
All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive Officer in seeking to interpret this Plan or enforce rights pursuant to this Plan shall be paid on behalf of or reimbursed to Executive Officer promptly by the Company, if Executive Officer is successful in asserting such rights. Any such reimbursement shall be paid not later than the last day of the year following the year in which the legal fees are incurred. The Executive Officer may waive such payment for tax or any other reasons.
Application of ERISA; Administration
This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that is unfunded and maintained for the purpose of providing welfare benefits for a select group of management and highly compensated employees, as defined in Department of Labor Regulations §2520.104-24. The Plan shall be administered by the Compensation Committee of the Board of Directors or any comparable committee designated to do so by the Board (the “Plan Administrator”), which shall be the “administrator” as defined in ERISA. The Plan Administrator may designate persons to carry out its responsibilities under this Plan, and the authority of the Plan Administrator with respect to routine administrative and ministerial actions may be exercised by the senior officer of the Company responsible for human resources or persons acting under his or her authority. The Plan Administrator shall have full authority and discretion to administer the Plan, including the authority to interpret and construe the Plan and resolve all disputes relating to participation in, and benefits payable under, the Plan, and to adopt, rescind and modify such rules, procedures and policies as it determines to be necessary or appropriate for the administration of the Plan. The determinations of the Plan Administrator shall be final and binding on all parties.
Amendment and Termination
The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. Except as provided in the following sentence, the Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time by action of the Board of Directors or Compensation Committee without prior notice to any Executive Officer. Solely with respect to the provisions under “Amount of Severance Pay In Connection With a Change in Control”, no amendment or termination of such provisions will be effective with respect to any person who is an Executive Officer on the date the resolution amending or terminating such provision is adopted if the Change in Control occurs within 24 months following the date such resolution is adopted.
Benefit Claim and Appeal Process
The Company will notify Executive Officers of any amounts of severance benefits payable under this Plan. If an Executive Officer does not receive severance pay benefits within 60 days (or such later date as required under Code Section 409A) of his or her date of termination, he or she may assume that the Plan Administrator has determined that such Executive Officer is not eligible for severance pay benefits. If any Executive Officer, or legal representative of an Executive Officer (a “claimant”) believes that he or she has been denied severance pay benefits to which he or she may be entitled, the claimant shall submit a written claim for severance pay benefits to the Chairman of the Plan Administrator, not later than one year after the date of the Executive Officer’s termination of employment. The Chairman of the Plan Administrator will notify the claimant in writing of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received, unless special circumstances required additional time for processing the claim, in which event the date for providing the notice may be extended by up to an additional 90 days, provided that notice of such extension is given to the claimant by the end of the original 90 day period, which notice describes the reason for the extension and indicates the date by which the Plan Administrator expects to decide the claim. The notice denying the claim shall describe the reason for denial, including citations to the relevant provisions of this Plan, and shall advise the claimant of his or her right to receive without charge copies of all materials relevant to the decision of his or her claim, to appeal any denial, as provided in the following paragraph, and to bring suit under Section 502 of ERISA if the appeal is denied.
A claimant whose claim is denied, in whole or in part, may appeal the denial by written notice to the Chairman of the Plan Administrator, not more than 60 days after receipt of the notice of denial. Upon receipt of such notice, the Plan Administrator shall reconsider the denial, providing a full and fair review and taking into account such additional materials and arguments provided by the claimant, and the Chairman shall provide the claimant with a written notice of the Plan Administrator’s decision on review, within 60 days of the date the claim is received, unless special circumstances required additional time for processing the claim, in which event the date for providing the notice may be extended by up to an additional 60 days, provided that notice of such extension is given to the claimant by the end of the original 60 day period, which notice describes the reason for the extension and indicates the date by which the Plan Administrator expects to decide the appeal. The notice denying the appeal shall describe the reason for denial, including citations to the relevant provisions of this Plan, and shall advise the claimant of his or her right to receive without charge copies of all materials relevant to the decision of his or her appeal, and to bring suit under Section 502 of ERISA.
No Executive Officer, or person asserting a claim as a legal representative of an Executive Officer, may initiate any suit or other legal or equitable proceeding for any benefit under this Plan unless such person first complies with the foregoing claims and appeals proceeding, and initiates such proceeding not more than 90 days after receipt of the notice denying his or her claim on appeal, and any such proceeding may be brought only in the United States District Court for the Northern District of Illinois. Each Executive Officer, as a condition to participation in the Plan, consents to the foregoing limitations.

The foregoing provisions are intended to comply with the requirements of Section 503 of ERISA and Department of Labor Regulations §2560.503-1, and shall be construed and, if necessary modified, in accordance with such intent.
No Vesting
No provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.
Tax Withholding; Deductions and Offsets
All benefits payable under the Plan are subject to normal payroll taxes and required withholding, and to the extent applicable to deductions for applicable medical, dental and flexible spending account coverage, and, upon payment, may be immediately applied to pay any amounts the employee owes the Company, except as otherwise provided by applicable law (including Code Section 409A).
Code Section 409A
To the extent applicable, it is intended that this Plan shall comply with the provisions of Code Section 409A, and this Plan shall be construed and applied in a manner consistent with this intent. Without limiting the generality of the foregoing, no benefit that constitutes a Section 409A payment payable upon a termination of employment shall be paid unless the termination of employment constitutes a separation from service as defined in Code Section 409A, no Section 409A payment shall be offset by any amount owed to the Company if such offset would constitute a prohibited acceleration of payment, and any reimbursement, or benefit payable in kind, shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). In the event that any payment or benefit under this Plan is determined by the Company to be a Section 409A payment, then unless otherwise provided, the Company shall take such actions as it reasonably determines to ensure that such payments comply with the applicable provisions of Code Section 409A and the Treasury Regulations thereunder. Notwithstanding the foregoing, in no event shall the Company, the Plan Administrator, or any of their respective officers, directors, employees, members, agents or affiliates, have any obligations whatsoever to any Executive Officer by reason of any additional tax liability imposed by Code Section 409A.
Assignment and Alienation; Payments after Death
Except as otherwise required by applicable law, benefits payable under the Plan may not be assigned, pledged or otherwise alienated, voluntarily or involuntarily, by any Executive Officer. If an Executive Officer dies after terminating employment but before having received full payment of all benefits to which he or she is entitled, the remaining benefits shall be payable to the legal representative of his or her estate in the same manner as they would have been paid to the Executive Officer, provided that if the Executive Officer dies before signing the separation letter and release and waiver of claims described above, the representative of the estate may be required to sign a release and waiver of claims on behalf of the estate.
Notices
All notices required or permitted under the Plan shall be in writing (including electronic notices as provided below) and addressed to the Company at its corporate headquarters, to the attention of the Senior Vice President and Chief People Officer, and to the Executive Officer at his or her most recent address as shown on the Company’s personnel records, or such other address as the Executive Officer may have specified by notice given in the same manner. Any notice required by the Plan to be in writing may be given by electronic means, including e-mail addressed to an Executive Officer who is a current employee at his

Company e-mail address or, in the case of a notice addressed to Executive Officers generally, by posting on an appropriate Company website.
Clawback and Recoupment
All payments of severance benefits made under this Plan shall be subject to any other compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board of Directors or by the Compensation Committee of ACCO Brands Corporation (whether approved prior to, on or after the commencement of payment of severance benefits) as such policies may be applicable to a covered eligible terminated employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require an Executive Officer to repay any severance benefits previously received by him or her in the event that either the Executive Officer breaches any post-employment restrictive covenants, or if it is determined after termination of employment that the Executive Officer could have been terminated for Cause, and may also provide for any benefits payable under the Plan to be offset by any amounts previously paid to the Executive Officer under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Executive Officer consents to any such offset, deduction, cancellation, clawback or recoupment.